Supplement dated February 3, 2023
to Applicable Pricing Supplement dated January 31, 2023,
Stock-Linked Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021 and Prospectus dated September 2,

2021 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(2) Registration Statement No. 333- 257113

Canadian Imperial Bank of Commerce

$8,372,000 Notes Linked to Raymond James Analysts’ Best Picks® for 2023 due February 7, 2024
CUSIP: 136071GK7 (“notes offered to fee-based accounts”)

$26,808,000 Notes Linked to Raymond James Analysts’ Best Picks® for 2023 due February 7, 2024
CUSIP: 136071GJ0 (“notes offered to brokerage accounts,” together with notes offered to fee-based accounts, the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, the agent or any of our other affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Initial Price for each Reference Stock was defined in the applicable final pricing supplement dated January 31, 2023 (the “Final Pricing Supplement”) as the arithmetic average of its Closing Price on each of the Averaging Dates, which are January 31, 2023, February 1, 2023, February 2, 2023 and February 3, 2023.

The following table sets forth the Initial Price of each Reference Stock:

Reference Stocks	Initial Prices
The Allstate Corporation (ALL)	$129.96
APA Corporation (APA)	$43.03
Boston Scientific Corporation (BSX)	$47.59
Clean Harbors, Inc. (CLH)	$130.92
Copa Holdings S.A. (CPA)	$91.39
CubeSmart (CUBE)	$46.18
Encompass Health Corporation (EHC)	$62.17
Equinix, Inc. (EQIX)	$740.56
Fidelity National Information Services, Inc. (FIS)	$76.25
First Republic Bank (FRC)	$143.89
Intercontinental Exchange, Inc. (ICE)	$108.14
Juniper Networks, Inc. (JNPR)	$31.37
Mobileye Global Inc. (MBLY)	$41.17
Dave & Buster's Entertainment, Inc. (PLAY)	$44.16
Planet Fitness, Inc. (PLNT)	$83.46
TD SYNNEX Corporation (SNX)	$104.07
Target Corporation (TGT)	$176.75
WESCO International, Inc. (WCC)	$151.36
Weyerhaeuser Company (WY)	$35.11

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risk Factors” sections beginning on page PS-9 of the applicable Final Pricing Supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated January 31, 2023 for notes offered to fee-based accounts:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923009682/tm231388d98_424b2.htm

•	Final Pricing Supplement dated January 31, 2023 for notes offered to brokerage accounts:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923009685/tm231388d99_424b2.htm

•	Underlying supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112449/tm2123981d22_424b5.htm

•	Prospectus supplement dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021:

https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.